Exhibit 99.1

NEWS RELEASE

INVESTOR CONTACT: Janine Orf (314) 275-3680 jorf@patriotcoal.com

MEDIA CONTACT: Michael Freitag/Jonathan Keehner/ Aaron Palash Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449

FOR IMMEDIATE RELEASE

PATRIOT COAL ANNOUNCES CHANGES TO FINANCE TEAM

ST. LOUIS, September 21, 2012 – Patriot Coal Corporation (OTC: PCXCQ), a producer and marketer of coal in the eastern United States, today announced management changes intended to bolster the resources of its finance team as the Company continues its reorganization process. Mark N. Schroeder has been named Senior Vice President of Financial Planning, effective immediately. In this role, Mr. Schroeder will largely focus on steps to maximize value created from the Company’s reorganization process. John E. Lushefski, a Patriot Board member and chair of its Finance Committee, is joining the Company and is succeeding Mr. Schroeder as Chief Financial Officer and Chief Accounting Officer of Patriot. Mr. Lushefski is stepping down from the Patriot Board to serve in his new role.

“Patriot is fortunate to be able to draw on the services of these two outstanding professionals as the Company continues to address the challenges presented by a rapidly changing industry,” said Patriot Chairman and Chief Executive Officer Irl F. Engelhardt.

“Jack Lushefski is a highly accomplished financial executive, with prior experience as the CFO of several companies. Having worked closely with him on the Patriot Board, I am confident that Jack’s financial expertise, leadership talents and industry experience will provide added strength and depth to the Patriot team.”

He continued, “As we move through the stages of the reorganization process, Mark’s new assignment is an important element of Patriot’s future success. Mark will continue to be a member of our executive team and assist Patriot with financial planning and other aspects of the restructuring, while continuing to provide financial expertise to all facets of the organization.”

Messrs. Lushefski and Schroeder will report to the Chief Executive Officer, and the executives formerly reporting to Mr. Schroeder will now report to Mr. Lushefski.

About Patriot Coal

Patriot Coal Corporation is a producer and marketer of coal in the eastern United States, with 12 active mining complexes in Appalachia and the Illinois Basin. Patriot ships to domestic and international electricity generators, industrial users and metallurgical coal customers, and controls approximately 1.9 billion tons of proven and probable coal reserves.

Forward-Looking Statements

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results suggested by these forward-looking statements. Patriot undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to Patriot’s Form 10-K and Form 10-Q reports.

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